Exhibit 11

                            THERMO CARDIOSYSTEMS INC.


                        Computation of Earnings per Share


                           Three Months Ended             Nine Months Ended
                       --------------------------    --------------------------
                       September 30,   October 1,    September 30,   October 1,
                                1995         1994             1995         1994
                       -------------   ----------    -------------   ----------

Computation of Primary
 Earnings per Share:

Net Income (a)          $ 1,891,000   $   387,000     $ 4,714,000   $ 1,106,000
                        -----------   -----------     -----------   -----------

Shares:
 Weighted average
  shares outstanding     23,452,436    22,815,413      23,159,761    22,766,798

  Add: Shares issuable
       from assumed
       conversion of
       subordinated
       convertible
       debentures         1,098,471     1,517,939       1,316,067     1,517,939

       Shares issuable
       from assumed
       exercise of
       options (as
       determined by
       the application
       of the treasury
       stock method)        364,389       316,641         338,889       326,767
                        -----------   -----------     -----------   -----------

  Weighted average
   shares outstanding,
   as adjusted (b)       24,915,296    24,649,993      24,814,717    24,611,504
                        -----------   -----------     -----------   -----------

Primary Earnings per
 Share (a) / (b)        $       .08   $       .02     $       .19   $       .04
                        ===========   ===========     ===========   ===========